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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (No. 333-57339 (as amended), 333-62859 and 333-39485 (as amended)) pertaining to (i)
the 1995 Non-Employee Director Stock Option Plan and Outstanding Options of Mariner Health Group, Inc.; (ii) the Paragon Health Network, Inc. Employee Stock Purchase Plan, and (iii) the Paragon Health Network, Inc. Long-Term Incentive Plan; GranCare, Inc. 401(k) Savings Plan; GranCare, Inc. 1996 Stock Incentive Plan; GranCare, Inc. 1996 Replacement Stock Option Plan; GranCare, Inc. Outside Directors' Stock Incentive Plan; and Evergreen Healthcare, Inc. Employees' 401(k) Profit Sharing Plan, of our report dated December 12, 2001 (except for
Note 1, as to which the date is December 15, 2001) with respect to the consolidated financial statements and schedule of Mariner Post-Acute Network, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2001.


Ernst & Young LLP


December 27, 2001
Atlanta, Georgia